CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AERO RECEIVES NYSE AMERICAN DELISTING DETERMINATION NOTIFICATION

Company Remains Focused on Operational Success

Shares Will Continue to Trade Publicly on the OTC Market

EDGEWOOD, NY – May 19, 2022 – CPI Aerostructures, Inc. (“CPI Aero®” or the “Company”) (NYSE American: CVU) announced that on May 19, 2022 the Company received notice from NYSE American LLC (the “Exchange”) that the staff of NYSE Regulation has determined to commence proceedings to delist the Company’s common stock from the Exchange.

Furthermore, the Exchange announced the immediate suspension of trading in the Company’s common stock on the Exchange. The Company expects that shares of the Company’s common stock will begin trading on May 20, 2022 under the symbol “CVUA” on the OTC Pink Limited Information market tier, which is operated by OTC Markets Group Inc.

As previously reported, the Company is not in compliance with the Exchange’s Securities and Exchange Commission (“SEC”) annual and quarterly report timely filing criteria provided for in Section 1007 of the Exchange’s Company Guide. The Company determined that it will not be able to complete its delayed SEC periodic filings by May 24, 2022, the end of the maximum time to regain compliance under Section 1007 of the Company Guide. The Company has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. The delay is due to the time and effort necessary to prepare, finalize and audit the Company’s financial statements.

The Company has a right to a review of the staff’s determination to delist the common stock by a committee of the Board of Directors of the Exchange and CPI intends to file an appeal regarding the commencement of the delisting proceedings.

“While CPI has made significant progress and has worked diligently with its independent accounting firm to complete its late reports, the Company informed the Exchange that it would not become current with its SEC periodic reporting by May 24, 2022. Nevertheless, we continue to work toward regaining compliance with timely filing of SEC periodic reports,” said Dorith Hakim, president and chief executive officer.

Added Ms. Hakim, “The Exchange’s decision stands in contrast with the operational and financial performance of CPI Aero. For fiscal 2021, we expect to report that we met our financial targets, growing revenue through solid execution of our funded backlog together with improved net income and operating cash flow. During the year, we won strategic pursuits reflecting the continued confidence our customers have in our high quality performance and reliability. With a total backlog of approximately $500.0 million as of December 31, 2021 we believe we have ample runway to continue to grow over the long term while remaining profitable and cash flow positive.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Important Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “believe,” “intend,” “expect,” and “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, those statements regarding the Company’s expected financial results for the year ended December 31, 2021, the Company’s total backlog as of December 31, 2021, and the Company’s continuation of growth and profitability and positive cash flow.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things, the Company’s completion of its financial statements for the periods ended December 31, 2021 and March 31, 2022, any delay in the filing of periodic reports, adverse effects on the Company’s business related to the disclosures made in this press release or the reactions of customers or suppliers, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price.

The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2020 and in the Company’s subsequent filings with the Securities and Exchange Commission. Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations Counsel	CPI Aerostructures, Inc.
LHA Investor Relations	Andrew L. Davis
Jody Burfening	Chief Financial Officer
(212) 838-3777	(631) 586-5200
cpiaero@lhai.com	adavis@cpiaero.com
www.lhai.com	www.cpiaero.com